Exhibit (e)(7)
EXECUTION
NON-TENDER AND SUPPORT AGREEMENT
          THIS NON-TENDER AND SUPPORT AGREEMENT (this “Agreement”) dated July 22, 2009, is by and among BEN HOLDINGS, INC., a Delaware Corporation (“Parent”), BEN MERGER SUB, INC., a Florida corporation and a wholly owned Subsidiary of Parent (“Merger Sub”) and Thomas R. Evans (the “Shareholder”).
          WHEREAS, Parent, Merger Sub and Bankrate, Inc., a Florida corporation (the “Company”) propose to enter into an Agreement and Plan of Merger, dated as of or after the date hereof (the “Merger Agreement”), which provides, among other things, for Merger Sub to conduct a tender offer for all of the issued and outstanding shares of Common Stock (as defined below) of the Company (the “Offer”) and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement (capitalized terms used herein without definition shall have the respective meanings specified in the Merger Agreement);
          WHEREAS, the Shareholder, Parent and Merger Sub are executing this agreement prior to the execution of the Merger Agreement;
          WHEREAS, the Shareholder owns shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”, which for the avoidance of doubt, shall include Company Restricted Shares) and shares subject to Company Stock Options (such shares of Common Stock, together with any other shares of capital stock of the Company acquired (whether beneficially or of record) by the Shareholder after the date hereof and prior to the earlier of the Effective Time and the termination of all of the Shareholder’s obligations under this Agreement, including any shares of Common Stock acquired by means of purchase, dividend or distribution, or issued upon the exercise of any Company Stock Options or warrants or the conversion of any convertible securities or otherwise, being collectively referred to herein as the “Securities”);
          WHEREAS, the Shareholder has agreed to accept as consideration for certain of his Securities, securities of Parent (and/or an Affiliate of Parent) in accordance with the terms and conditions set forth on Annex A attached hereto, which is subject to the non-exclusive safe harbor (the “Safe Harbor”) of Rule 14d-10(a)(2) of the Exchange Act (the “Best Price Rule”);
          WHEREAS, in addition to complying with the Safe Harbor, in order to ensure that the Shareholder’s agreement to accept securities of Parent (and/or an Affiliate of Parent) as consideration for certain of his Securities in accordance with the terms and conditions set forth on Annex A attached hereto will not cause the Offer to fail to comply with the Best Price Rule, Parent has required the Shareholder to agree (a) not to tender his Securities into the Offer and (b) not to have any of his Securities cashed out at the Acceptance Time, other than in accordance with the terms and conditions of definitive documents relating to the treatment of such Shareholder’s Securities in accordance with the terms and conditions of Annex A;
          WHEREAS, receipt of shareholder approval is a condition to the consummation of the Merger; and

          WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, the Shareholder has agreed to enter into this Agreement.
          NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
NON-TENDER OF THE SECURITIES
     Section 1.1 Non-Tender of the Securities. The Shareholder hereby agrees that he shall not, directly or indirectly, tender any of his Securities into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act, in any manner, or enter into any agreement, transaction or arrangement that results in such Securities being tendered into the Offer, including any “subsequent offering period” in accordance with Rule 14d-11 promulgated under the Exchange Act.
     Section 1.2 Rule 14e-5. The Shareholder covenants to comply in all respects with Rule 14e-5 promulgated under the Exchange Act (notwithstanding whether it would be subject to the terms of such Rule pursuant to its terms).
     Section 1.3 Non-Cash Out of Company Stock Options or Company Restricted Shares. Notwithstanding any right the Shareholder may have under the Company Stock Plans, or any treatment afforded any other holder of Company Stock Options or Company Restricted Shares triggered by the Acceptance Time, the Shareholder acknowledges and agrees that such Securities shall not vest and shall not be cashed out other than in accordance with the terms and conditions of the definitive documentation relating to the treatment of such Shareholder’s Securities in accordance with the terms and conditions of Annex A.
ARTICLE II
VOTING; GRANT AND APPOINTMENT OF PROXY
     Section 2.1 Voting. From and after the date hereof until the earlier of (a) the Acceptance Time and (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein, the Shareholder irrevocably and unconditionally hereby agrees that at any meeting (whether annual or special and each adjourned or postponed meeting) of the Company’s shareholders, however called, or in connection with any written consent of the Company’s shareholders, the Shareholder will (i) appear at such meeting or otherwise cause its Covered Securities (as defined below) to be counted as present thereat for purposes of calculating a quorum and (ii) vote or cause to be voted (including by proxy or written consent, if applicable) all of the Shareholder’s Securities beneficially owned or controlled by the Shareholder as of the relevant time, other than any of such Shareholder’s Company Stock Options or Company Restricted Stock for which the Shareholder does not have the right to vote under the Company Stock Plans, (the “Covered Securities”), without regard to any Adverse Recommendation Change,

               (a) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement,
               (b) against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,
               (c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of his obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Offer and the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; or (v) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,
               (d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and
               (e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement, including the Offer.
     Section 2.2 Grant of Irrevocable Proxy; Appointment of Proxy.
          2.2.1 From and after the Acceptance Time until the earlier of (a) the consummation of the Merger and (b) the termination of the Merger Agreement pursuant to and in compliance with the terms therein (such earliest time, the “Expiration Time”), the Shareholder hereby irrevocably and unconditionally grants to, and appoints, Parent and any designee thereof, the Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Shareholder, to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Securities, without regard to any Adverse Recommendation Change,
               (a) for approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement,

               (b) against any Alternative Proposal, without regard to the terms of such Alternative Proposal, or any other transaction, proposal, agreement or action made in opposition to adoption of the Merger Agreement or in competition or inconsistent with the Merger and the other transactions contemplated by the Merger Agreement,
               (c) against any other action, agreement or transaction, that is intended, that could reasonably be expected, or the effect of which could reasonably be expected, to materially impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement or this Agreement or the performance by the Shareholder of his obligations under this Agreement, including, without limitation: (i) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving the Company or its Subsidiaries (other than the Merger); (ii) a sale, lease or transfer of a material amount of assets of the Company or any of its Subsidiaries or a reorganization, recapitalization or liquidation of the Company or any of its Subsidiaries; (iii) an election of new members to the board of directors of the Company, other than nominees to the board of directors of the Company who are serving as directors of the Company on the date of this Agreement or as otherwise provided in the Merger Agreement; (iv) any material change in the present capitalization or dividend policy of the Company or any amendment or other change to the Company’s articles of incorporation or bylaws, except if approved in writing by Parent; or (v) any other material change in the Company’s corporate structure or business, except if approved in writing by Parent,
               (d) against any action, proposal, transaction or agreement that would reasonably be expected to result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company contained in the Merger Agreement, or of the Shareholder contained in this Agreement, and
               (e) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement.
          2.2.2 The Shareholder hereby represents that any proxies heretofore given in respect of the Shareholder’s Securities, if any, are revocable, and hereby revokes such proxies.
          2.2.3 The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 2.2 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Shareholder under this Agreement. The Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in this Section 2.2, is intended to be irrevocable. If for any reason the proxy granted herein is not irrevocable, then the Shareholder agrees to vote the Covered Securities in accordance with Section 2.2.1(a) through Section 2.2.1(e) above as instructed by Parent in writing. The parties agree that the foregoing is a voting agreement.
          Section 2.3 Restrictions on Transfers. Except as provided for in the term sheet attached hereto as Annex A or as pursuant to the Merger Agreement, the Shareholder hereby agrees that, from the date hereof until the consummation of the Merger, he shall not, directly or indirectly, (a) sell, transfer, assign, tender in any tender or exchange offer, pledge, encumber, hypothecate or similarly dispose of (by merger, by testamentary disposition, by operation of law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, Lien, hypothecation or similar disposition of (by merger, by testamentary disposition, by operation of law or otherwise), any Securities, except in connection with cashless exercises or similar transactions (including, in respect of tax withholding) pursuant to the exercise of the Company Stock Options or settlement of other awards or obligations outstanding as of the date hereof, (b) deposit any Securities into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, or (c) agree (whether or not in writing) to take any of the actions referred to in the foregoing clause (a) or (b).
     Section 2.4 Inconsistent Agreements. The Shareholder hereby covenants and agrees that, except for this Agreement, the Shareholder (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Covered Securities and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, consent or power of attorney with respect to the Covered Securities.
ARTICLE III
NO SOLICITATION
     Section 3.1 Restricted Activities. Prior to the Expiration Time, the Shareholder in his capacity as a shareholder of the Company shall not, and shall use his reasonable best efforts to cause his officers, directors, employees, agents, advisors and other representatives (in each case, acting in their capacity as such to the Shareholder, in his capacity as a shareholder, (the “Shareholder’s Representatives”) not to, directly or indirectly: (a) initiate, solicit, propose, encourage or knowingly facilitate (including by providing information) any inquiries, proposals or offers with respect to, or the making or completion of, an Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (b) engage, continue or participate in any negotiations concerning, or provide or cause to be provided any non-public information or data relating to the Company or any of its Subsidiaries in connection with, or have any discussions (other than to state that they are not permitted to have discussions) with any person relating to, an actual or proposed Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or otherwise knowingly facilitate any effort or attempt to make or implement an Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, (c) to the extent permitted by applicable Law, grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statutes, or otherwise knowingly facilitate any effort or attempt by any person to make an Alternative Proposal (including providing consent or authorization to make an Alternative Proposal to any officer or employee of the Company or to the Board (or any member thereof) pursuant to any Existing Confidentiality Agreement), (d) approve, endorse or recommend, or propose to approve, endorse or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to any Alternative Proposal or offer that would reasonably be expected to lead to an Alternative Proposal, or (e) resolve to propose or agree to do any of the foregoing (the activities specified in clauses (a) through (e) being hereinafter referred to as the “Restricted Activities”); provided, however, that if the Company is engaging in Restricted

Activities that the Shareholder reasonably believes are in compliance with the provisions of the Merger Agreement, the Shareholder and the Shareholder’s Representatives may participate with the Company in such Restricted Activities.
     Section 3.2 Notification. The Shareholder, in his capacity as a shareholder of the Company, shall and shall use his reasonable best efforts, in his capacity as a shareholder of the Company, to cause the Shareholder’s Representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may have been conducted heretofore with respect to an Alternative Proposal. From and after the date hereof until the Expiration Time, the Shareholder shall promptly advise Parent orally (and in any event within 48 hours) and subsequently in writing of (x) any Alternative Proposal he receives in his capacity as a shareholder of the Company, (y) any request he receives in his capacity as a shareholder of the Company for non-public information relating to the Company or its Subsidiaries, other than requests for information not reasonably expected to be related to an Alternative Proposal, and (z) any inquiry or request for discussion or negotiation he receives in his capacity as a shareholder of the Company regarding an Alternative Proposal, including in each case the identity of the person making any such Alternative Proposal or indication or inquiry and the material terms of any such Alternative Proposal or indication or inquiry (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements). The Shareholder, in his capacity as a shareholder of the Company, shall keep Parent reasonably informed on a reasonably current basis of the status and terms (including any material changes to the terms thereof) of any such Alternative Proposal or indication or inquiry (including, if applicable, any revised copies of written requests, proposals and offers) and the status of any such discussions or negotiations. This Section 3.2 shall not apply to any Alternative Proposal received by the Company. The Shareholder’s receipt, in his capacity as a shareholder of the Company, of any Alternative Proposal shall not relieve the Shareholder from any of his obligations hereunder.
     Section 3.3 Capacity. The Shareholder is signing this Agreement solely in the Shareholder’s capacity as a shareholder of the Company and nothing contained herein shall in any way limit or affect any actions taken by any Shareholder, or any trustee of any Shareholder, in his capacity as an officer or director of the Company, and no action taken in any such capacity as an officer or director shall be deemed to constitute a breach of this Agreement.
ARTICLE IV
REPRESENTATIONS, WARRANTIES AND COVENANTS
OF THE SHAREHOLDER
     Section 4.1 Representations and Warranties. The Shareholder represents and warrants to Parent and Merger Sub as follows: (a) the Shareholder who is an individual has full legal right and capacity to execute and deliver this Agreement, to perform the Shareholder’s obligations hereunder and to consummate the transactions contemplated hereby, (b) this Agreement has been duly executed and delivered by the Shareholder and the execution, delivery and performance of this Agreement by the Shareholder and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Shareholder and no other actions or proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, (c) assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, this Agreement constitutes the valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, (d) the execution and delivery of this Agreement by the Shareholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement binding upon the Shareholder or the Shareholder’s Securities, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for filings with the Securities and Exchange Commission by the Shareholder, and (e) except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the “blue sky” laws of the various states of the United States, the Shareholder owns, beneficially and of record, or controls all of his Securities (and any additional Securities acquired after the date hereof) free and clear of any proxy, voting restriction, adverse claim or other Lien (other than any restrictions created by this Agreement) and has sole voting power with respect to the Covered Securities and sole power of disposition with respect to all of the Shareholder’s Securities, other than any of such Shareholder’s Company Stock Options or Company Restricted Stock which the Shareholder does not have the right to dispose of under the Company Stock Plans, with no restrictions on the Shareholder’s rights of voting or disposition pertaining thereto and no person other than the Shareholder has any right to direct or approve the voting or disposition of any of the Shareholder’s Securities.
     Section 4.2 Covenants. The Shareholder hereby:
               (a) agrees, prior to the Expiration Time, not to take any action that would make any representation or warranty of the Shareholder contained herein untrue or incorrect or have or would reasonably be expected to have the effect of preventing, impeding or interfering with or adversely affecting the performance by the Shareholder of its obligations under this Agreement;
               (b) irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that the Shareholder may have with respect to the Shareholder’s Securities;
               (c) agrees to promptly notify the Company, Parent and Merger Sub of the number of any new Securities acquired by the Shareholder after the date hereof and prior to the Expiration Time. Any such Securities shall be subject to the terms of this Agreement as though owned by the Shareholder on the date hereof;
               (d) agrees to permit Parent and Merger Sub to publish and disclose in the Offer Documents and, if approval of the shareholders of the Company is required under applicable law, the Company Proxy Statement, the Shareholder’s identity and ownership of Common Stock and the nature of the Shareholder’s commitments, arrangements and understandings under this Agreement;
               (e) shall and does authorize the Company or its counsel to, notify the Company’s transfer agent that there is a stop transfer order with respect to all of the Securities (and that this Agreement places limits on the voting and transfer of such shares);

               (f) agrees that, upon request of Parent or Merger Sub, the Shareholder shall execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Merger Sub to be necessary or desirable to carry out the provisions of this Agreement; and
               (g) commits, at the Effective Time, to invest in securities of Parent (and/or an Affiliate of Parent), in accordance with the terms and conditions set forth on Annex A attached hereto and pursuant to definitive documents as described in Annex A, the terms of which are consistent with such terms and conditions, to be executed by Shareholder and Parent (and/or an Affiliate of Parent) prior to the Acceptance Time, an amount equal to $4,500,000 (the “Rollover Amount”).
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Section 5.1 Representations and Warranties of Parent and Merger Sub. Each of Parent and Merger Sub hereby, jointly and severally, represents and warrants to the Shareholder as follows: (a) this Agreement has been duly and validly authorized by each of Parent’s and Merger Sub’s respective board of directors, (b) this Agreement has been duly executed and delivered by a duly authorized officer or other representative of each of Parent and Merger Sub, (c) assuming this Agreement constitutes a valid and binding agreement of the Shareholder and Parent or Merger Sub, as applicable, this Agreement constitutes a valid and binding agreement of Merger Sub or Parent, as applicable, enforceable against Merger Sub or Parent, as applicable, in accordance with its terms and (d) the execution and delivery of this Agreement by Parent and Merger Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Law or agreement or organizational documents binding upon Parent or Merger Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except for the Parent Approvals.
ARTICLE VI
TERMINATION
     This Agreement shall terminate and be of no further force or effect (i) upon the earlier to occur of (A) the Closing and (B) the date of termination of the Merger Agreement in accordance with its terms or (ii) within five (5) calendar days from the date of this Agreement should the Merger Agreement not be executed by all of the parties thereto. Notwithstanding the preceding sentence, this Article VI and Article VII shall survive any termination of this Agreement. Nothing in this Article VI shall relieve or otherwise limit any party of liability for willful breach of this Agreement.
ARTICLE VII
MISCELLANEOUS
     Section 7.1 Expenses. Except as otherwise may be agreed in writing, all costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such costs, fees and expenses.

     Section 7.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:
          To Parent or Merger Sub:
c/o BEN Holdings, Inc.
601 Lexington Avenue
New York, New York 10022
          with copies to:
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telecopy: 212-446-6460
Attention: Kirk A. Radke
 Kim Taylor
 Susan J. Zachman
          To the Shareholder:

          with a copy to:
Dewey & LeBoeuf LLP
1301 Avenue of the Americas
New York, NY 10019
Telecopy: 212-259-6333
Attention: Howard Adler
or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 7.2; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address or facsimile of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

     Section 7.3 Amendments; Waivers. At any time prior to the Expiration Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Shareholder, Parent and Merger Sub, or in the case of a waiver, by the party against whom the waiver is to be effective. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.
     Section 7.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any of or all of its rights, interest and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Merger Sub of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Parent shall cause Merger Sub, and any assignee thereof, to perform its obligations under this Agreement and shall be responsible for any failure of Merger Sub or such assignee to comply with any representation, warranty, covenant or other provision of this Agreement.
     Section 7.5 No Partnership, Agency, or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.
     Section 7.6 Entire Agreement; Benefit. This Agreement (including the arrangements pursuant to Annex A attached hereto) constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to grant and does not grant standing to any person other than the parties. The representations and warranties set forth herein and the covenants set forth herein have been made solely for the benefit of the parties to this Agreement and (a) may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate and (b) may apply standards of materiality in a way that is different from what may be viewed as material by shareholders of, or other investors in, the Company.
     Section 7.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only as broad as is enforceable.
     Section 7.8 Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware except matters relating to the fiduciary duties of the Board and internal corporate affairs and the Company shall be governed by the laws of the State of Florida.
     Section 7.9 Jurisdiction; Enforcement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 7.9, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement or the subject mater hereof may not be enforced in or by such courts. Each of the parties hereto irrevocably consents to the service of process out of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to it its address set forth in Section 7.2 of this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail. Nothing herein shall affect the right of any party to serve process in any other manner permitted by applicable law.
     Section 7.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING BETWEEN THE PARTIES HERETO ARISING OUT OF OR RELATING TO THIS AGREEMENT.
     Section 7.11 Remedies. The Shareholder acknowledges that monetary damages would not be an adequate remedy in the event that any covenant or agreement in this Agreement is not performed in accordance with its terms, and it is therefore agreed that, in addition to and without limiting any other remedy or right it may have, Parent or Merger Sub will have the right to an injunction, temporary restraining order or other equitable relief in any court of competent jurisdiction enjoining any such breach and enforcing specifically the terms and provisions hereof. The Shareholder agrees not to oppose the granting of such relief in the event a court determines that such a breach has occurred, and to waive any requirement for the securing or posting of any bond in connection with such remedy. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by Parent or Merger Sub shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     Section 7.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     Section 7.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall be deemed to mean “and/or.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.
     Section 7.14 Counterparts. This Agreement may be executed in two or more consecutive counterparts (including by facsimile or email pdf format), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy, email pdf format or otherwise) to the other parties.
[Signature Pages to follow]

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

BEN HOLDINGS, INC.
By:	/s/ Mitch Truwit
	Name:	Mitch Truwit
	Title:	Vice President

BEN MERGER SUB, INC.
By:	/s/ Christian Stahl
	Name:	Christian Stahl
	Title:	Vice President

[Signature Page to Non-Tender and Support Agreement]

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date and year first written above.

THOMAS R. EVANS
/s/ Thomas R. Evans

[Signature Page to Non-Tender and Support Agreement]

EXECUTION
ANNEX A
Summary of Terms
Management Rollover
The following summarizes certain terms and conditions in connection with the rollover of the Shareholder’s current equity interests in the Company. Capitalized terms not defined herein have the meanings given such terms in the Non-Tender and Support Agreement by and among Parent, Merger Sub and the Shareholder (the “Support Agreement”).
I.	Rollover Investment
•	The Shareholder commits to invest into the Parent in connection with the Merger an amount equal to the amount specified in the Support Agreement (the “Rollover Amount”).

•	The Rollover Amount will be invested in the same strip of securities and in the same relative proportions between securities in any strip as Apax and its affiliates (collectively, the “Sponsor”); provided, however, that at least 60% of the fair market value of any such strip of securities to be held by Apax and the Shareholder will consist of common stock and/or preferred stock that is not “nonqualified preferred stock” as defined in Section 351(g) of the Code.

•	Notwithstanding that the Support Agreement provides that the Rollover Amount is determined based upon after-tax proceeds, after consultation with the Shareholder, and to the extent that Sponsor determines that it is reasonably feasible (after giving effect to the second bullet point of this Part I), Sponsor and Parent will cooperate with the Shareholder to achieve a tax-free rollover of the Rollover Amount within the corporate/capital structure selected by Sponsor for the transaction. No more than five (5) business days after the execution of the Merger Agreement, Shareholder shall notify Parent in writing (the “Rollover Notice”) whether Shareholder desires to achieve a tax-free rollover with respect to all or a portion of Shareholder’s Rollover Amount. Following the receipt of the Rollover Notice, but prior to the Acceptance Time, each of Parent, Sponsor and Shareholder shall use its reasonable efforts to negotiate and enter into definitive documents (the “Rollover Documents”) that effect the exchange of Company securities owned by the Shareholder representing the Rollover Amount for securities of Parent (and/or an Affiliate of Parent) on terms and conditions reasonably satisfactory to the parties. The shares of Common Stock to be so exchanged shall constitute “Rollover Shares” for purposes of the Merger Agreement. The Rollover Documents shall identify any shares of Common Stock that are being exchanged for securities of Parent prior to the Effective Time in a transaction that the parties intend to qualify as an exchange described in Section 351 of the Internal Revenue Code.

•	The Shareholder’s investment will be fully vested and not be subject to forfeiture.
II.	General Provisions
•	The Shareholder’s investment will not be subject to repurchase upon the termination of Shareholder’s service to the Company.

•	The Shareholder will be subject to a customary Securityholders Agreement that will contain customary management equityholder rights, including, without limitation, piggyback registration rights, tag along rights, transfer restrictions, drag along obligations and lock up provisions. Management’s rollover investment in any debt securities will have pari passu liquidity rights with Sponsor’s investment in debt securities.

•	The Company intends that the Shareholder’s rollover investment be compensatory for purposes of the SEC’s exception to the best-price rule that requires that the consideration paid to any security holder for securities tendered in the tender offer be the highest consideration paid to any security holder for securities tendered in the tender offer.